Contact:	Claudia San Pedro
Treasurer and Vice President of Investor Relations
(405) 225-4846

SONIC REPORTS FOURTH QUARTER 2007 EARNINGS UP 17% TO $0.34 PER SHARE,
 AHEAD OF PRIOR OUTLOOK, ON STRONG SALES MOMENTUM

Same-Store Sales Trends, Accelerating Retrofit Program and Strong Development Pipeline
 Position Company for Solid Start to Fiscal 2008

OKLAHOMA CITY (October 15, 2007) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced record results for the fourth quarter and year ended August 31, 2007.  Highlights of the company's fourth quarter performance included:

•
A 17% increase in net income per diluted share to $0.34 per diluted share from $0.29 per diluted share in the year-earlier period, and a penny ahead of the company's previously expected range of between $0.32 and $0.33 per diluted share;

•	A 13% increase in total revenues to $224.3 million from $198.0 million in the prior-year quarter;
•	System same-store sales growth of 3.1%, including a 4.9% increase at partner drive-ins (partner drive-ins are drive-ins in which the company owns a majority interest);
•	The opening of 61 new drive-ins, including 47 by franchisees; and
•	The completion of 298 retrofits, including 245 by franchisees, reflecting a significant acceleration of this program at franchisee drive-ins.

In addition to these financial and operational highlights, Sonic achieved other milestones in fiscal 2007 that demonstrate the growing strength of its brand.  These included:

•	The first drive-ins to exceed $3 million in sales for a 12-month period – four in total, two in core markets and two in new markets; and
•	A 58% increase in commitments to develop new drive-ins versus commitments at the end of fiscal 2006.

"We are pleased to announce such a strong finish to our fiscal year, highlighted by fourth quarter earnings per share that were above our expectations – a great reflection of the strength and depth of our brand as Sonic continues to expand in new and existing markets," said Clifford Hudson, Chairman and Chief Executive Officer.  "A number of factors contributed to this success, including increased media expenditures, which rose 21% to $175 million in fiscal 2007, coupled with compelling new products, such as our Banana Pudding Shake and Cheesecake Bites.  Together, these strategies continue to help build our business in non-traditional day parts – mornings, afternoons and evenings, and further differentiate Sonic in the QSR industry.  They also create excitement for the Sonic brand and have played a key role in increasing sales in core and developing markets and generating opening volumes in new markets that were significantly above the system average.

        Hudson added, "We believe our strategies that produced the strongest sales performance for partner drive-ins since 2005 will help drive solid same-store sales growth this year.  Our franchisees, in turn, have benefited from our sales-driving strategies, which have paid off with four consecutive years of increased drive-in level profits, and are actively embracing the investments we are making in technology and the retrofit program.  They have accelerated the adoption of the retrofit since the franchisee phase was launched in early calendar 2007. During the month of September, system-wide same-store sales were positive, but below our targeted range. In October, same-store sales have strengthed and have moved within our targeted range."

Income Statement Overview

Net income per diluted share for the fourth quarter of fiscal 2007 increased 17% to $0.34 versus $0.29 for the same quarter last year.  For the year, diluted earnings per share increased 3% to $0.91 from $0.88 for fiscal 2006.  As previously announced, the company's earnings for the full year were reduced by special items associated with Sonic's tender offer and subsequent financing activities earlier in fiscal 2007, which totaled approximately $0.05 per diluted share.  Excluding the special charges, net income per diluted share was $0.96 for fiscal 2007, representing a year-over-year increase of 9%.  The following table shows the impact of special items on reported net income per diluted share:

	Fiscal Year	Fiscal Year
	2007	2006
Net income per share, reported	$0.91	$0.88
Debt extinguishment charges	0.05	--
Net income per share, excluding debt extinguishment charges	$0.96	$0.88

While the share repurchases and financing activities had a dilutive impact on earnings in the first half of fiscal 2007, they were accretive in the second half of the year by $0.01 to $0.02 per diluted share.  These steps should continue to yield long-term benefits for stockholders and are expected to be accretive to fiscal 2008 earnings by $0.03 to $0.04 per diluted share.

Because of higher net interest expense related to Sonic's tender offer, which was completed in October 2006, net income for the fourth quarter of fiscal 2007 declined 14% to $22.0 million versus $25.5 million in the year-earlier quarter.  Similarly, as a result of increased interest expense related to the securitization, net income for fiscal 2007 declined 18% to $64.2 million versus $78.7 million in fiscal 2006.

Revenues for the fourth fiscal quarter rose 13% to $224.3 million from $198.0 million in the year-earlier period, with the year-over-year increase reflecting new unit growth, solid same-store sales gains, the company's unique ascending royalty rate, and a recent license conversion.  Revenues for fiscal 2007 increased 11% to $770.5 million from $693.3 million in fiscal 2006.

Same-Store Sales

Sonic's system same-store sales increased 3.1% in the fourth quarter of fiscal 2007 versus 4.0% in the year-earlier period.  Same-store sales for the fourth quarter reflected a 2.8% increase at franchise drive-ins and a 4.9% increase at partner drive-ins.  Management believes the higher percentage of drive-ins retrofitted at partner drive-ins contributed to the stronger sales performance. For fiscal 2007, system-wide same-store sales increased 3.1% compared with 4.5% for fiscal 2006, reflecting a 3.3% increase at franchise drive-ins and a 2.5% increase at partner drive-ins.

Development and Retrofit

During the fourth quarter, Sonic opened 61 new drive-ins, including 47 franchise drive-ins, bringing total system openings for the fiscal year to 175, with 146 franchise drive-ins.  This represents overall system growth of 6% and an increase from openings of 173 in fiscal 2006, which included 138 franchise drive-ins.

In fiscal 2007, Sonic signed a record 71 area development agreements, representing commitments for 441 new units.  A reflection of the national growth prospects for the brand, 73% of those commitments were from franchisees new to the Sonic system.  With these additions, Sonic ended fiscal 2007 with total commitments for  908 new drive-ins under 173 area development agreements, a 58% increase from the end of fiscal 2006.  In addition to the area development agreement commitments, during fiscal 2007, existing franchisees purchased options to develop approximately 480 drive-ins. These options allow franchisees to open new drive-ins under the more favorable #6A license agreement.  Together, these commitments reflect a development pipeline of over 1,300 drive-ins – the largest in the company's history.  Sonic anticipates opening a total of 180 to 200 new drive-ins in fiscal 2008, including approximately 155 to 165 by franchisees.

Sonic retrofitted a total of 173 partner drive-ins in fiscal 2007, completing 53 in the fourth quarter.  The company now has retrofitted a total of 226 partner drive-ins since the program began, and currently over 40% of partner drive-ins have the new look.  Franchise drive-in retrofits, which began in early calendar 2007, continued to gain momentum with the completion of 245 in the fourth quarter and a total of 326 for the fiscal year.  In fiscal 2008, the company expects to retrofit an additional 150 partner drive-ins with franchisees completing 600 to 700 additional drive-in retrofits.

Concluding Comments

Concluding, Hudson said, "The milestones we have achieved in the past year provide a sound platform for Sonic's future success.  Increased investments in media, which are expected to reach $190 million this year with approximately one-half going toward network cable advertising, will continue to be an important part of building brand awareness in new and developing markets.  This, combined with other initiatives, such as the retrofit program, technology improvements and our plan to feature innovative products and promotions throughout the year, set the stage for increased new unit development, sales and drive-in profitability in fiscal 2008 and future years.

"Signs of the growing strength and reach of our brand are clearly apparent," Hudson added.  "We start fiscal 2008 with the strongest development pipeline ever, and our expansion to new markets has proven to be very successful, due in no small part to our multi-layered growth strategies. As we continue to build our presence, we will maintain a keen focus on further differentiating our brand and building on our momentum as a high-growth, high-value company."

Fiscal 2008 Outlook

Sonic expects that its earnings per diluted share will increase in the range of 15% to 17% in fiscal 2008.  Broadly, the following factors are anticipated to contribute to this growth:

•	An increase of between 2% and 4% in same-store sales, with partner drive-ins performing slightly higher than this range;
•	Continued solid expansion trends for the chain with the opening of 180 to 200 total new drive-ins, including 155 to 165 franchise drive-ins and reflecting system growth of about 6%;
•	The retrofit of an additional 150 partner drive-ins and 600 to 700 franchise drive-ins;
•
An ongoing outlook for capital expenditures of approximately $75 million to $85 million for the year, excluding acquisitions, including the costs of new partner drive-ins and retrofits as well as higher expenditures for drive-in remodels, relocations, and new equipment;

•
Continued growth in cash flow from operations, which is expected to be used to fund capital expenditures, interest and principal payments associated with the company's securitized financing, and, on an opportunistic basis, to repurchase company stock or purchase franchise drive-ins; and

•
A remaining share-repurchase authorization of $43 million during fiscal year 2008, after purchasing over $578 million in stock in fiscal 2007; subject to the level of future share repurchases, weighted average diluted shares outstanding are expected to be in the range of 62 million to 64 million shares for fiscal 2008.

With respect to the first fiscal quarter ending November 30, 2007, the company expects the following:

•	Total revenue growth of 10% to 12% based on:
o	Targeted same-store sales increase of 2% to 4%, with slightly higher sales for partner drive-ins;
o	Approximately 40 to 45 new drive-in openings in the first quarter, including 35 to 40 by franchisees; and
o
Increased revenue from royalty fees as a result of increased sales, new development and incremental income from the license conversion implemented in fiscal 2007, which, together with the company's unique ascending royalty rate, should produce approximately $2.5 million to $3.0 million in incremental franchising income;

•	Slightly unfavorable restaurant-level costs, as a percentage of sales;
•	Slight leverage from selling, general and administrative expenses and depreciation and amortization expense;
•
Net interest expense of $11 million to $13 million, resulting from increased interest expense related to the tender offer and subsequent share repurchases, which were only partially completed during the first quarter of fiscal 2007; and

•	A tax rate in the range of 37% to 37.5% for the quarter.

About Sonic

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,300 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's fourth quarter conference call can be accessed at the company's web site.  The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, October 16, 2007.  An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until November 16, 2007.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fourth Quarter Ended, August 31,		Fiscal Year Ended August 31,
	2007	2006	2007	2006
Income Statement Data
Revenues:
Partner Drive-In sales	$188,462	$167,113	$646,915	$585,832
Franchise Drive-Ins:
Franchise royalties	32,906	28,566	111,052	98,163
Franchise fees	1,456	1,659	4,574	4,747
Other	1,482	707	7,928	4,520
	224,306	198,045	770,469	693,262
Costs and expenses:
Partner Drive-Ins:
Food and packaging	47,428	42,244	166,531	151,724
Payroll and other employee benefits	55,633	49,252	196,785	175,610
Minority interest in earnings of Partner Drive-Ins	8,565	7,731	26,656	25,234
Other operating expenses	37,618	32,905	130,204	116,059
	149,244	132,132	520,176	468,627

Selling, general and administrative	15,066	13,345	58,736	52,048
Depreciation and amortization	12,021	10,617	45,103	40,696
Provision for impairment of long-lived assets	423	88	1,165	264
	176,754	156,182	625,180	561,635

Income from operations	47,552	41,863	145,289	131,627

Interest expense	12,077	2,331	41,227	8,853
Debt extinguishment costs	--	--	6,076	--
Interest income	(731)	(371)	(2,897)	(1,275)
Net interest expense	11,346	1,960	44,406	7,578
Income before income taxes	36,206	39,903	100,883	124,049
Provision for income taxes	14,173	14,366	36,691	45,344
Net income	$22,033	$25,537	$64,192	$78,705

Net income per share:
Basic	$0.35	$0.30	$0.94	$0.91
Diluted	$0.34	$0.29	$0.91	$0.88
Weighted average shares used in calculation:
Basic	63,162	85,405	68,019	86,260
Diluted	65,445	88,168	70,592	89,239

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2007	2006	2007	2006
Drive-Ins in operation:
Partner:
Total at beginning of period	644	604	623	574
Opened	14	19	29	35
Acquired from (sold to) franchisees	(3)	--	5	15
Closed	(1)	--	(3)	(1)
Total at end of period	654	623	654	623
Franchise:
Total at beginning of period	2,647	2,525	2,565	2,465
Opened	47	45	146	138
Acquired from (sold to) company	3	--	(5)	(15)
Closed (net of reopening)	(8)	(5)	(17)	(23)
Total at end of period	2,689	2,565	2,689	2,565
System-wide:
Total at beginning of period	3,291	3,129	3,188	3,039
Opened	61	64	175	173
Closed (net of reopening)	(9)	(5)	(20)	(24)
Total at end of period	3,343	3,188	3,343	3,188

Core markets	2,500	2,435	2,500	2,435
Developing markets	843	753	843	753
All markets	3,343	3,188	3,343	3,188

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2007	2006	2007	2006

Sales Analysis
Partner Drive-Ins:
Total sales	$188,462	$167,113	$646,915	$585,832
Average drive-in sales	290	273	1,017	980
Change in same-store sales	4.9%	1.2%	2.5%	1.9%
Franchise Drive-Ins:
Total sales	$847,708	$778,876	$2,961,168	$2,735,802
Average drive-in sales	317	306	1,132	1,092
Change in same-store sales	2.8%	4.7%	3.3%	5.1%
System-wide:
Change in total sales	9.5%	10.1%	8.6%	10.7%
Average drive-in sales	$312	$300	$1,109	$1,070
Change in same-store sales	3.1%	4.0%	3.1%	4.5%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$318	$306	$1,145	$1,105
Developing markets	293	280	998	954
System-wide change in same-store sales:
Core markets	3.8%	5.3%	3.6%	5.3%
Developing markets	0.6%	-0.5%	1.2%	1.5%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2007	2006	2007	2006
Margin Analysis
Partner Drive-Ins:
Food and packaging	25.2%	25.3%	25.7%	25.9%
Payroll and employee benefits	29.5	29.5	30.4	30.0
Minority interest in earnings of Partner Drive-Ins	4.5	4.6	4.1	4.3
Other operating expenses	20.0	19.7	20.1	19.8
	79.2%	79.1%	80.3%	80.0%

	August 31,	August 31,
	2007	2006
	(In thousands)
Balance Sheet Data
Total assets	$758,520	$638,018
Current assets	73,703	42,510
Current liabilities	114,487	78,095
Obligations under capital leases, long-term debt,
and other non-current liabilities	750,835	168,230
Stockholders' equity	(106,802)	391,693